EXHIBIT 99.1

Plug Power Inc. to Transfer to NASDAQ Capital Market

Company Receives a 180-Day Listing Extension From NASDAQ

LATHAM, N.Y., June 8, 2010 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today announced that The NASDAQ Stock Market, LLC has approved its application to transfer its stock listing from the NASDAQ Global Select Market to the NASDAQ Capital Market. The transfer was effective at the opening of the market on Monday, June 7, 2010. The Company's stock will continue to be traded under the symbol "PLUG" and the transfer will have no impact on the ability of investors to trade the stock.

In accordance with NASDAQ rules, Plug Power has been granted an additional 180 days from June 8, 2010, or until December 6, 2010, to demonstrate compliance with the $1.00 bid price requirement of The NASDAQ Capital Market.

Plug Power's management team continues to show confidence in the direction of the company. In March, Plug Power's Chairman of the Board of Directors, George McNamee, and its Chief Executive Officer, Andy Marsh, purchased a combined total of 210,146 shares of Plug Power common stock on the open market.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power revolutionized the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints. Long-standing relationships with industry leaders forged the path for our key accounts, including Wegmans, Whole Foods, and FedEx Freight.  With over 1.5 million hours of in-application runtime, Plug Power manufactures tomorrow's incumbent power solutions today. Visit us at www.plugpower.com.

The Plug Power Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4446

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, statements regarding the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; the cost and timing of developing our products and our ability to raise the necessary capital to fund such development costs; we may be unable to achieve the forecasted gross margin on the sale of our products; our actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our GenDrive and GenSys systems; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to improve system reliability for both GenDrive and GenSys; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to manufacture products on a large-scale commercial basis; our ability to protect our intellectual property; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power's energy products; and other risks and uncertainties discussed under "Item IA-Risk Factors" in our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission ("SEC") on March 16, 2010, and the reports we file from time to time with the SEC. We do not intend to and undertake no duty to update the information contained in this communication.

CONTACT:  Plug Power Inc.
          Media Contact:
          Reid Hislop
            (518) 782-7700 ext. 1360
          Investor Relations Contact:
          Cathy Yudzevich
            (518) 782-7700 ext. 1448